SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 26, 2007
GeoEye, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-50933 (Commission File Number)	20-2759725 (IRS Employer Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(Address of Principal Executive Offices)
(703) 480-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
GeoEye, Inc. today issued a press release, attached hereto as Exhibit 99.1, in which it announced that it had successfully purchased approximately $270 million of launch insurance and first-year on-orbit insurance for its GeoEye-1 satellite. This insurance was obtained at a premium rate less than previously anticipated. The launch of GeoEye-1 is slated for late first quarter or early second quarter 2008 from Vandenberg Air Force Base in California.
The Company also announced that it has received $40 million of insurance proceeds resulting from the loss of its OrbView-3 satellite which was declared to be permanently out of service on April 23, 2007. The payment received by GeoEye represents the full amount of the insurance claim. This receipt will be recorded as a gain in GeoEye’s third quarter financial results.
In conjunction with GeoEye’s loan covenants, the Company is required to offer to redeem up to $40 million of its Senior Secured Floating Rate Notes due 2012 at par plus any accrued and unpaid interest. To the extent that the full amount of the proceeds is not used to repurchase the notes, GeoEye would retain the cash for general corporate purposes.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated September 26, 2007

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2007	GEOEYE, INC.
	By:	/s/ William L. Warren
William L. Warren
Senior Vice President, General Counsel & Secretary